Exhibit 2.2

FORM OF THIRD AMENDMENT (this “Third Amendment”) to the TERM LOAN AGREEMENT, dated as of February 18, 2005 (as amended through the date hereof, the “Term Loan Agreement”), among PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, a Delaware corporation (the “Parent”), PRIMUS TELECOMMUNICATIONS HOLDING, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), LEHMAN COMMERCIAL PAPER INC. (“Lehman”), a debtor and debtor in possession under chapter 11 of the Bankruptcy Code (defined below) acting through one or more of its branches as the Administrative Agent (in such capacity, the “Existing Agent”) and THE BANK OF NEW YORK MELLON, as the successor Administrative Agent (in such capacity, the “Successor Agent”) is dated as of the Third Amendment Effective Date (as defined below). Unless otherwise noted herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

W I T N E S S E T H:

WHEREAS, Parent, the Borrower and certain Subsidiary Guarantors commenced voluntary bankruptcy proceedings (the “Proceedings”) on March 16, 2009, in connection with a prenegotiated plan of reorganization (as such plan may be modified from time to time, the “Plan of Reorganization”) under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, subject to the satisfaction of certain conditions, the Plan of Reorganization provides for the amendment of the Term Loan Agreement in accordance with this Third Amendment in certain circumstances;

WHEREAS, pursuant to the terms of this Third Amendment, each Default and Event of Default under the Term Loan Agreement arising out of the Proceedings (the “Specified Defaults”) shall be waived; and

WHEREAS, On October 5, 2008, the Existing Agent commenced a voluntary case under Chapter 11 of the Bankruptcy Code and on such date, pursuant to section 362(a) of the Bankruptcy Code, an automatic stay went into effect that prohibits actions to interfere with, or obtain possession or control of, the Existing Agent’s property or to collect or recover from the Existing Agent any debts or claims that arose before such date;

WHEREAS, the Existing Agent desires to resign as Administrative Agent under the Term Loan Agreement and the other Loan Documents;

WHEREAS, Parent, the Borrower and the Required Lenders desire to ratify the appointment of The Bank of New York Mellon as successor Administrative Agent (in such capacity, the “Successor Agent”) under the Term Loan Agreement and the other Loan Documents and the Successor Agent wishes to accept such appointment; and

WHEREAS, this Third Amendment will become effective on the date the conditions set forth in Section 5 hereto are satisfied and the Plan of Reorganization is substantially consummated.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1 Amendments to Term Loan Agreement.

.1 Each instance of the words “Lehman Commercial Paper Inc.” and “Lehman Entity” in the Term Loan Agreement is hereby replaced with “The Bank of New York Mellon”. The role of the Syndication Agent is hereby deleted.

.2 Section 1.1 (Defined Terms).

.1 Section 1.1 of the Term Loan Agreement is hereby amended by deleting the terms “Applicable Margin”, “Unclaimed Excess Proceeds”, “Lehman Commercial Paper Inc.”, “Lehman Entity”, “Parent Indenture”, “Parent Indebtedness to Consolidated Cash Flow Ratio”, “Priority Indebtedness to Consolidated Cash Flow Ratio”, “Senior Note Indenture”, “Senior Notes” and “Syndication Agent” and all references thereto in the Term Loan Agreement are hereby deleted in their entirety except as otherwise set forth in this Third Amendment.

.2 Section 1.1 of the Term Loan Agreement is hereby further amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“Acquisition Debt Ratio Test”: as defined in Section 6.2(b)(xii).

“Adjusted EBITDA” shall mean “Adjusted EBITDA” as externally reported by Parent in its earnings releases, in a manner consistent with Parent’s past practices plus, to the extent otherwise deducted in calculating net income during such period, professional fees, costs and expenses incurred in connection with the Proceedings, the confirmation and effectiveness of the Plan of Reorganization and the related Fresh Start Accounting implementation. Notwithstanding anything to the contrary herein, in calculating Adjusted EBITDA (i) for the fiscal quarters ending September 30, 2009 and December 31, 2009: foreign currency exchange rates shall be deemed to be as follows: (a) 1.00 Canadian dollar shall equal 0.80 United States dollar; (b) 1.00 Australian dollar shall equal 0.65 United States dollar; (c) 1.00 Euro shall equal 1.275 United States dollars; and (d) 1.00 British Pound shall equal 1.40 United States dollars, (ii) for the fiscal quarters ending March 31, 2010 and June 30, 2010: foreign currency exchange rates shall be deemed to be the actual exchange rates in effect on, and as of, December 31, 2009, as published in the Wall Street Journal, and (iii) for the fiscal quarters ending September 30, 2010 and December 31, 2010: foreign currency exchange rates shall be deemed to be the actual exchange rates in effect on, and as of, June 30, 2010, as published in the Wall Street Journal. Adjusted EBITDA shall be calculated to eliminate the effect of Fresh Start Accounting and to eliminate the effect of any Asset Disposition or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock), based upon adjustments calculated by the Parent and such adjustments shall be subject to agreed upon procedures performed by the Parent’s nationally recognized independent accountants, and such procedures shall be disclosed to the Administrative Agent in writing at the same time as Financial Statements are required to be delivered pursuant to Section 5.1.

“Base Rate PIK Interest”: as defined in Section 2.10(b).

“Capital Expenditures”: for any period the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as capital expenditures of Parent and its Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of Parent and its Subsidiaries for such period (including, solely to the extent required to be so included in accordance with GAAP, the amount of assets leased under any Capitalized Lease); provided that in determining the amounts of Capital Expenditures of purposes of Section 6.15(c), such amount shall be subject to adjustments for Asset Acquisitions and Asset Dispositions based upon adjustments calculated by the Parent and such adjustments shall be subject to agreed upon procedures performed by the Parent’s nationally recognized independent accountants. Such procedures shall be disclosed to the Administrative Agent in writing at the same time as Financial Statements are required to be delivered pursuant to Section 5.1.

“Interest Election Notice”: a written notice delivered by the Borrower to the Administrative Agent at least 30 days prior to each Interest Payment Date providing notice that the Borrower has elected to pay PIK Interest on the applicable Interest Payment Date.

“LIBOR PIK Interest”: as defined in Section 2.10(a).

“Non-Compliance Period”: as defined in Section 6.15(a).

“Non-Participating Lender”: with respect to any proposed Permitted Parent Assignment or Permitted Parent Loan Purchase, any Lender that has elected not to participate, or has been deemed to have elected not to participate, in such Permitted Parent Assignment or Permitted Parent Repurchase, as the case may be.

“Parent Purchaser”: as defined in Section 9.6(i).

“Permitted Parent Assignment”: as defined in Section 9.6(h).

“Permitted Parent Loan Purchase”: as defined in Section 9.6(i).

“PIK Interest”: either Base Rate PIK Interest or LIBOR PIK Interest, as applicable.

“Plan of Reorganization”: the Joint Plan of Reorganization of Primus Telecommunications Group, Incorporated and its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code, as approved by the United States Bankruptcy Court for the District Delaware by entry of a Confirmation Order on [            ], 2009 in Case No. 09-10867.

“Proceedings”: the voluntary bankruptcy proceedings of Parent, the Borrower, Primus Telecommunications IHC, Inc., and Primus Telecommunications International, Inc.

“Qualified Capital Stock”: with respect to any Person, all Capital Stock of such Person other than Redeemable Stock.

“Second Lien Indebtedness”: Indebtedness incurred under the New Notes Indentures.

“Third Amendment”: the Third Amendment, dated as of the Third Amendment Effective Date, to this Agreement.

“Third Amendment Effective Date”: the date of effectiveness of the Third Amendment.

“Third Amendment Term Sheet Date”: April 14, 2009.

.3 The definition of “Base Rate” in Section 1.1 of the Term Loan Agreement is hereby amended by deleting such definition in its entirety and substituting the following in lieu thereof:

“Base Rate”: for any day, the greater of (i) a rate per annum equal to 4.00% and (ii) a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%; provided, that the Base Rate, in the sole determination of the Administrative Agent, must at all times be a rate per annum that is at least 1% per annum greater than the Eurodollar Rate. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the British Bankers Association Telerate page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

.4 The definition of “Consolidated Net Income” in Section 1.1 of the Term Loan Agreement is hereby amended by (A) deleting clause (i) of the proviso thereto and substituting in lieu thereof “[reserved]” and (B) deleting the phrase “except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 6.3,” from clause (iii) of the proviso thereto.

.5 The definition of “Eurodollar Rate” in Section 1.1 of the Term Loan Agreement is hereby amended by inserting immediately following the phrase “with respect to each day during each Interest Period,” the following phrase: “the greater of (a) a rate per annum equal to 3.00% and (b)”.

.6 The definition of “Net Cash Proceeds” in Section 1.1 of the Term Loan Agreement is hereby amended by (i) deleting the word “and” at the end of clause (a) thereto; (ii) inserting immediately after the phrase “the proceeds of such issuance or sale in the form of cash or cash equivalents” in clause (b) thereto the following phrase: “(which shall include, without duplication, any cash or cash equivalents of any Person acquired pursuant to an Asset Acquisition in exchange for the issuance of Capital Stock, solely to the extent there are no encumbrances or restrictions existing on the date of such Asset Acquisition on the ability of such Person to pay dividends or make other distributions to the Borrower with such cash or cash equivalents; provided that any such encumbrances or restrictions were previously existing prior to any such Asset Acquisition, and not imposed in contemplation of any such Asset Acquisition)”; and (iii) immediately prior to the period at the end of clause (b) thereto inserting the following “; and (c) with respect to the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 6.2), the proceeds of such incurrence of Indebtedness in the form of cash or cash equivalents, net of reasonable and customary attorney’s fees, accountants fees, underwriters’, arrangers’ or placement agents’ fees, discounts or commissions and brokerage, consultant or other fees incurred in connection with such incurrence of”

.7 The definition of “New Notes” in Section 1.1 of the Term Loan Agreement is hereby amended by (a) deleting the phrase “in conformity with Section 6.2(b)(xi)” and substituting the phrase “pursuant to the New Notes Indentures” therefor, and (b) after the phrase “to the extent secured,” inserting the phrase “in conformity with”.

.8 The definition of “New Notes Collateral Agreement” is hereby amended by deleting the phrase “as the same may be amended, supplemented or otherwise modified from time to time” at the end thereof and substituting “as in effect on the Third Amendment Effective Date” therefor.

.9 The definition of “New Notes Indentures” is hereby amended by adding at the end thereof immediately prior to the period the following new proviso: “; provided, however, that (w) the terms of the New Notes Indentures and any New Notes or other Indebtedness issued thereunder shall not, at any time, have any scheduled amortization, do not mature and do not have any mandatory prepayments (other than customary asset sale and change of control offer requirements), in each case, prior to the date that is at least 91 days following the final maturity of the Loans and do not have terms and conditions which are materially more restrictive, taken as a whole, than the terms and conditions of this Agreement, (x) any New Notes or other Indebtedness issued thereunder shall at all times be subject to the terms and provisions of the Intercreditor Agreement or the New Intercreditor Agreement, (y) the New Notes Issuer shall remain at all times Primus Telecommunications IHC, Inc. or its permitted successors, and (z) the proceeds of any New Notes issued under the New Notes Indentures after the Third Amendment Effective Date shall be solely used for the purposes of, and in compliance with, the requirements of Section 6.2(b)(xii).”

.10 The definition of “Permitted Investment” in Section 1.1 of the Term Loan Agreement is hereby amended by deleting phrase “provided that the amount of such excess shall be included in calculating whether the conditions of clause (c) of the first paragraph of Section 6.3 have been met with respect to any subsequent Restricted Payments;”.

.11 The definition of “Redeemable Stock” in Section 1.1 of the Term Loan Agreement is hereby amended by deleting such definition in its entirety and substituting the following in lieu thereof:

“Redeemable Stock”: any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to a date which is 91 days following the final scheduled maturity date of the Loans, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to a date which is 91 days following the final scheduled maturity date of the Loans or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to a date which is 91 days following the final scheduled maturity date of the Loans; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “Asset Sale” or “Change of Control” occurring prior to the date which is 91 days following the final scheduled maturity date of the Loans will not constitute Redeemable Stock if the “Asset Sale” or “Change of Control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the earlier of (x) a date which is 91 days following the final scheduled maturity date of the Loans or (y) the date the Loans are indefeasibly paid in full.

.12 The definition of “Unrestricted Subsidiary” Section 1.1 of the Term Loan Agreement is hereby amended by inserting the following immediately prior to the period at then end of the second sentence thereof:

“; provided further that, from and after the Third Amendment Effective Date, except in connection with a refinancing of the Loans in whole, but not in part, no Subsidiary of Parent shall be designated an Unrestricted Subsidiary”.

.3 Section 2.3 (Repayment of Loans). Section 2.3(a) of the Term Loan is hereby amended by deleting the table contained therein in its entirety and substituting the following therefore:

Installment	Principal Amount
June 30, 2005	$250,000
September 30, 2005	$250,000
December 31, 2005	$250,000
March 31, 2006	$250,000
June 30, 2006	$250,000
September 30, 2006	$250,000
December 31, 2006	$250,000
March 31, 2007	$250,000
June 30, 2007	$250,000
September 30, 2007	$250,000
December 31, 2007	$250,000
March 31, 2008	$250,000
June 30, 2008	$250,000
September 30, 2008	$250,000
December 31, 2008	$250,000
March 31, 2009	$250,000
June 30, 2009	$250,000
September 30, 2009	$925,000
December 31, 2009	$925,000
March 31, 2010	$1,400,000
June 30, 2010	$1,400,000
September 30, 2010	$1,400,000
December 31, 2010	$1,400,000
February 18, 2011	Remaining outstanding principal amount (including PIK Interest, if any)

.4 Section 2.7 (Mandatory Prepayments).

.1 Section 2.7(a) of the Term Loan Agreement is hereby amended by deleting such section in its entirety and substituting the following in lieu thereof:

“Except for dispositions of Capital Stock of the Lingo Subsidiary in the Lingo Offering

(which shall be governed by Section 2.7(b)) not less than 10 days after the date of receipt by the Parent or any of its Restricted Subsidiaries of Net Cash Proceeds from any Asset Sale or receipt by the Parent or any of its Restricted Subsidiaries of any insurance (other than business interruption insurance) or condemnation proceeds the Borrower shall prepay the Loans in an amount equal to (A) 80% of the Net Cash Proceeds of (x) any such Asset Sale (other than any disposition or issuance of all or any of the Capital Stock of Parent or any Restricted Subsidiary of Parent) and (y) any such insurance or condemnation proceeds; provided that such Net Cash Proceeds shall not be required to be applied toward the prepayment of the Loans should the Borrower, at its option, deliver written notice to the Administrative Agent of the Borrower’s intention to invest such monies within 180 days of receipt in long-term assets, properties or equipment used in a business similar or related to the nature or type of the equipment, property or assets of, or the business of, the Borrower and its Restricted Subsidiaries existing on the date of such reinvestment or to finance the costs of repair or replacement of the equipment, properties or assets that are the subject of such sale, disposition, event giving rise to such insurance proceeds or condemnation or the cost of purchase or construction of other long-term assets useful in the business of the Borrower or its Restricted Subsidiaries, as such business is being conducted on, and as of, the date of such reinvestment; provided, further, that within 10 days after the expiration of such 180-day period (x) the Borrower shall deliver to the Administrative Agent an Officer’s Certificate executed by a senior officer of the Borrower certifying the amount of such reinvestment that has occurred and the amount of binding commitments with regard to any such reinvestment and (y) any portion of such Net Cash Proceeds not reinvested or subject to binding commitments which commit Borrower and/or any of its Restricted Subsidiaries to make such reinvestment within a 90-day period after the date of such Officer’s Certificate delivered in accordance with the immediately preceding clause (x) shall be applied toward the prepayment of the Loans (and any amounts subject to such binding commitments and not actually reinvested within such 90-day period shall be required to be applied to the prepayment of the Loans) and (B) 25% of the Net Cash Proceeds from any disposition or issuance of all or any Capital Stock of Parent or any Restricted Subsidiary of Parent (excluding Net Cash Proceeds received upon exercise of stock options by employees, or directors of Parent, the Borrower, or any Restricted Subsidiary; provided that such Net Cash Proceeds do not exceed $1,000,000 in the aggregate in any calendar year).”

.2 Section 2.7 of the Term Loan Agreement is hereby further amended by inserting the following new clause (e) at the end thereto:

“(e) Upon the incurrence by the Parent or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 6.2), the Borrower shall immediately prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received in connection with such incurrence of Indebtedness.”

.5 Section 2.10 (Interest Rates and Payment Dates). Section 2.10 of the Term Loan Agreement is hereby amended by deleting clauses (a) and (b) thereto in their entirety and substituting in lieu thereof the following new clauses (a) and (b):

“(a) Each Eurodollar Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus (i) if an Interest Election Notice has not been delivered with respect to such Eurodollar Loan for such Interest Period, 9.00%, which amount shall be paid in cash on each Interest Payment Date with respect to such Interest Period that relates to such Eurodollar Loan, or (ii) if the Borrower has delivered an Interest Election Notice with respect to such Eurodollar Loan for such Interest Period, 11.00%; provided that in connection with this clause (ii), an amount equal to 4.00% per annum shall be paid on the Interest Payment Date with respect to such Interest Period that relates to such Eurodollar Loan by increasing the principal of the outstanding Loans (“LIBOR PIK Interest”), with the remainder paid in cash on the applicable Interest Payment Date.

(c) Each Base Rate Loan shall bear interest for each day such Base Rate Loan is outstanding at a rate per annum equal to the Base Rate in effect for such day plus (i) if an Interest Election Notice has not been delivered with respect to such Base Rate Loan and the interest owing in connection therewith on the next succeeding Interest Payment Date, 8.00%, which amount shall be paid in cash on such Interest Payment Date, or (ii) if the Borrower has delivered an Interest Election Notice with respect to such Base Rate Loan and the interest owing in connection therewith on the next succeeding Interest Payment Date, 10.00%; provided that in connection with this clause (ii), an amount equal to 4.00% per annum shall be paid on such Interest Payment Date by increasing the principal of the outstanding Loans (“Base Rate PIK Interest”), with the remainder paid in cash on the applicable Interest Payment Date.”

.6 Section 2.13 (Pro Rata Treatment and Payment). Section 2.13(b) of the Term Loan Agreement is hereby amended by inserting the following sentence at the end thereof:

“The parties hereby agree, for avoidance of doubt, that any Permitted Parent Assignment and Permitted Parent Loan Purchases (and the purchase price paid to any Lender in consideration of purchase of such Lender’s Loans in connection therewith) will not constitute a payment under this Section 2.13(b).”

.7 Section 2.16 (Indemnity). Section 2.16 of the Term Loan Agreement is hereby amended by deleting the phrase “the Applicable Margin included therein, if any” at the end of the parenthetical in clause (i) thereof and substituting “the interest rate margin included therein as provided under Section 2.10(a), if any, and the effect of clause (a) of the definition of “Eurodollar Rate”“ therefor.

.8 Section 5.1 (Financial Statements). Section 5.1 of the Term Loan Agreement is hereby amended by (i) replacing the number “90” with “105” in clause (a), (ii) replacing the number “45” with “50” in clause (b) and (iii) deleting the word “and” at the end of clause (b) and inserting the following immediately prior to the period at the end of clause (c) thereof:, and

(d) upon request of any Lender, furnish to such Lender within 10 Business Days of such request, the unaudited monthly consolidated balance sheet of Parent as at the end of the most recently completed calendar month for which financial statements are available, and the related unaudited consolidated monthly statements of income and of cash flows for such calendar month”.

.9 Section 5.2: (Certificates; Other Information). Section 5.2 of the Term Loan Agreement is hereby amended by (i) deleting the phrase “Section 5.1” in clause (b) thereto and substituting in lieu thereof the phrase “Sections 5.1(a) and 5.1(b),” (ii) inserting the following parenthetical phrase in clause (b) thereof immediately after the comma at the end of clause (x) of clause (ii) thereof “(including without limitation, and for the avoidance of doubt, such Compliance Certificate will show in reasonably satisfactory detail compliance with Section 6.2(b)(xii) but, with respect to any such Compliance Certificate delivered in connection with Section 5.1(b) only in the event Indebtedness has been incurred pursuant to Section 6.2(b)(xii) during the last quarter of the four quarter period covered by such Compliance Certificate)”, and (iii) deleting the phrase “Senior Note Indenture” in clause (d) thereto and substituting in lieu thereof the phrase “Second Lien Indebtedness, the New Notes or the New Notes Indentures”.

.10 Section 6.1 (Obligors May Consolidate, Etc). Section 6.1 of the Term Loan Agreement is hereby amended by deleting clause (3) thereto in its entirety and substituting the following new clause (3) in lieu thereof:

“(3) (a) in the case of Parent, or any Person becoming the successor obligor to Parent, immediately after giving effect to such transaction on a pro forma basis the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date, to (ii) the Pro Forma Consolidated Cash Flow of Parent for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5.0 to 1.0; and (b) in the case of the Borrower, or any Person becoming the successor obligor to the Borrower, immediately after giving effect to such transaction on a pro forma basis the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date, to (ii) the Pro Forma Consolidated Cash Flow of the Borrower for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 3.5 to 1.0; and”

.11 Section 6.2 (Limitation on Indebtedness).

.1 Section 6.2(a) of the Term Loan Agreement is hereby amended by deleting the proviso thereto in its entirety.

.2 Section 6.2(b) of the Term Loan Agreement is hereby amended by:

.A deleting clause (i) thereto in its entirety and substituting in lieu thereof the following new clause (i):

“(i) Indebtedness of the Borrower under this Agreement, and any Indebtedness incurred pursuant to any refinancing of the Loans in whole but not in part (which Indebtedness may include all of the then outstanding principal balance of the Loans and any premiums, accrued interest (including PIK Interest) payable thereon and customary and reasonable fees and expenses with respect to any such refinancing);”

.B deleting clause (iii) thereto in its entirety and substituting in lieu thereof the following new clause (iii):

“(iii) Indebtedness of any Restricted Subsidiary of Parent to Parent or Indebtedness of Parent or any of its Restricted Subsidiaries to any other of its Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of Parent or any subsequent transfer of such Indebtedness permitted by this clause (iii) (other than to

Parent or another Restricted Subsidiary of Parent or a collateral assignment thereof) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness, which Incurrence shall otherwise be permitted under this Section 6.2; and provided further that (x) intercompany Indebtedness among the Parent, the Borrower or a Subsidiary Guarantor, must be unsecured and subordinated in right of payment to the Loans or any Guarantee thereof, as the case may be and (y) intercompany Indebtedness owed by the Parent, the Borrower or a Subsidiary Guarantor to a Foreign Subsidiary, must be unsecured and subordinated in right of payment to the Loans or any Guarantee thereof, as the case may be;”

.C deleting the “and” at the end of clause (iv)(C) thereof and adding the following new clauses (E), (F) and (G) to clause (iv) thereof:

“(E) if the Indebtedness to be refinanced consists of New Notes or any Second Lien Indebtedness, such new Indebtedness will be subject to (1) the Intercreditor Agreement, or (2) an intercreditor agreement (a “New Intercreditor Agreement”) with terms substantially consistent with the Intercreditor Agreement, the terms of which New Intercreditor Agreement are reasonably satisfactory to the Administrative Agent;

(F) if the Indebtedness to be refinanced consists of Indebtedness incurred under Section 6.2(b)(xii)(B), such new Indebtedness shall not be recourse to Parent and its Restricted Subsidiaries other than the purchaser of such acquired assets or any acquired Persons; and

(G) if the Indebtedness to be refinanced consists of New Notes, such new Indebtedness shall not have a cash interest rate in excess of 14.25%.”

.D deleting the provisions of clause (vi) thereto and substituting in lieu thereof “[reserved];”

.E deleting the provisions of clause (vii) thereto and substituting in lieu thereof “[reserved];”

.F deleting the provisions of clause (ix) thereto and substituting in lieu thereof “[reserved];”

.G deleting the “and” at the end of clause (x) thereto;

.H deleting the provisions of clause (xi) thereto and substituting in lieu thereof “[reserved]; and”

.I inserting the following new clause (xii):

“(xii) Acquired Indebtedness and other Indebtedness incurred in connection with an Asset Acquisition, so long as the ratio of the aggregate principal amount of such Indebtedness incurred with respect to any such Asset Acquisition to the Adjusted EBITDA (for the most recent 12 calendar month period for which financial statements are available) attributable to the assets or Persons so acquired pursuant to such Asset Acquisition (as determined by the Borrower, subject to agreed upon procedures performed by its nationally recognized independent accountants) 2.5 to 1.0 or less (the “Acquisition Debt Ratio Test”), and:

(A) such Indebtedness is subordinated in right of payment and lien priority to the Loans and any Second Lien Indebtedness in a manner substantially similar to the payment and lien subordination provisions applicable to the Second Lien Indebtedness pursuant to the Intercreditor Agreement, and does not mature prior to a date which is 91 days following the final scheduled maturity date of the Loans; or

(B) such Indebtedness is non-recourse to Parent and its Restricted Subsidiaries (other than the purchaser of such acquired assets or any acquired Persons) and does not exceed $52,500,000 in the aggregate at any one time outstanding; or

(C) such Indebtedness is Second Lien Indebtedness; or

(D) any combination of the preceding clauses (A), (B) or (C) so long as the incurrence of any Indebtedness under the preceding clauses (A), (B) or (C) or any combination thereof complies with the Acquisition Debt Ratio Test at the time of incurrence;

provided that any assets (other than assets of Excluded Foreign Subsidiaries) acquired with such Indebtedness shall be pledged as additional Collateral in accordance with and to the extent required by Section 5.9; provided, further, in each such case, the purchase price of any acquisition of assets by a Foreign Subsidiary may be funded with Indebtedness permitted hereunder and from one or more of (x) Qualified Capital Stock of Parent issued to the seller, (y) proceeds from the issuance or sale of Qualified Capital Stock of Parent, or (z) cash and cash equivalents acquired in such acquisition, in each case, so long as the portion of any Net Cash Proceeds from any disposition or issuance of Capital Stock of Parent or any Restricted Subsidiary have been applied, or substantially concurrently are applied, to prepay the Loans to the extent required under Section 2.7;”

.J inserting the following new clause (xiii):

“(xiii) Indebtedness of Parent or any of its Restricted Subsidiaries outstanding as of the Third Amendment Term Sheet Effective Date (other than Indebtedness described in clause (ii) of this Section 6.2(b)) set forth on Schedule 6.2(b)(xiii) hereto;”

.K inserting the following new clause (xiv):

“(xiv) unsecured Indebtedness of Parent or any Restricted Subsidiary of Parent not otherwise permitted hereunder in an aggregate principal amount incurred pursuant to this clause (xiv) not to exceed $7,500,000 at any time outstanding; and

(L) inserting the following new clause (xv):

“(xv) any Indebtedness incurred from interest which has been paid-in-kind, including with respect to the Second Lien Indebtedness.”

.3 Section 6.2(d) of the Term Loan Agreement is hereby amended by deleting the first sentence thereto and substituting in lieu thereof the following two sentences:

“For purposes of determining the amount of any particular item of Indebtedness under this Section 6.2 (other than non-recourse indebtedness incurred pursuant to clause (xiii)(B) of Section 6.2(b)), (x) any Guarantees of Indebtedness of Parent, the Borrower or any Subsidiary Guarantor by Parent, the Borrower or any Subsidiary Guarantor and (y) any Guarantees of Indebtedness of Restricted Subsidiaries that are not Loan Parties by Parent, the Borrower or any Subsidiary Guarantor shall not be included in determining such amounts to the extent the Incurrence of such Indebtedness that is so guaranteed is permitted pursuant to cause (b) above. For purposes of determining the amount of any non-recourse Indebtedness incurred pursuant to clause (xiii)(B) of Section 6.2(b), any Guarantees of such Indebtedness by the purchaser of such acquired assets or any acquired Persons shall not be included in determining such amount.”

.12 Section 6.3 (Limitation on Restricted Payments).

.1 The first paragraph of Section 6.3 of the Term Loan Agreement is hereby amended by:

.A deleting clause (iii) thereto in its entirety and substituting in lieu thereof the following new clause (iii):

“(iii) make any voluntary or optional principal payment, or voluntary or optional purchase, redemption, repurchase, defeasance, prepayment or other acquisition or retirement for value of Indebtedness other than Indebtedness permitted under Sections 6.2(b)(i) and 6.2(b)(ii); or”

.B Inserting a period at the end of clause (iv) thereto and deleting all of the text following such period in the first paragraph of Section 6.3 of the Term Loan Agreement.

.2 The second paragraph of Section 6.3 of the Term Loan Agreement is hereby amended by:

.A deleting clauses (a), (g), (i), (l) and (m) thereto in their entirety and substituting in lieu of each of such clauses: “[reserved];”

.B deleting clause (b) thereto in its entirety and substituting in lieu thereof the following:

“(b) the purchase, redemption, repurchase, prepayment or other acquisition or retirement for value of Indebtedness in connection with any refinancing permitted under Section 6.2(b)(iv);”

.C deleting clause (d) thereto in its entirety and substituting in lieu thereof the following:

“(d) the purchase, redemption, repurchase, prepayment or other acquisition or retirement for value of Indebtedness, including, without limitation, Second Lien Indebtedness, (i) with the Net Cash Proceeds of any Asset Sale (other than an issuance or sale of Capital

Stock) to the extent not required to prepay the Loans pursuant to Section 2.7(a), (ii) with the Net Cash Proceeds from the issuance or sale of any Qualified Capital Stock to the extent not required to prepay the Loans pursuant to Section 2.7(a) and (iii) in exchange for, or with the Net Cash Proceeds from the sale or issuance of, Qualified Capital Stock of Parent to the extent not required to prepay the Loans pursuant to Section 2.7(a);”

.D deleting clause (k) thereto in its entirety and substituting in lieu thereof the following:

“(k) Restricted Payments not to exceed $1,000,000 in the aggregate from and after the Third Amendment Effective Date;”

.E deleting the proviso immediately after clause (m) thereto and substituting in lieu thereof the following:

“provided, however, in connection with any Restricted Payment or any purchase, redemption, repurchase, prepayment or other acquisition or retirement for value of Indebtedness, including, without limitation, Second Lien Indebtedness, in any case pursuant to this Section 6.3, no Default or Event of Default shall have occurred and be continuing or would result therefrom and all scheduled amortization payments and other payments on the Loans due on or prior to the date of such Restricted Payment shall have been made.”

.3 The third paragraph of Section 6.3 is hereby deleted in its entirety.

.13 Section 6.7 (Limitation on Liens). Section 6.7 of the Term Loan Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

“Limitation on Liens. Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses, trademarks and Capital Stock owned by Parent or any of its Restricted Subsidiaries and any Indebtedness owed to Parent or any of its Restricted Subsidiaries).”

.14 Section 6.8 (Limitation on Asset Sales). Section 6.8 of the Term Loan Agreement is hereby amended by deleting the phrase “in accordance with the Senior Note Indenture as in effect on the date hereof (subject to Section 2.7)” and substituting in lieu thereof the phrase “in accordance with Section 2.7.”

.15 Section 6.12 (Restriction on Certain Purchases of Indebtedness). Section 6.12 of the Term Loan Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof “[reserved]”.

.16 Section 6.14 (Restriction on Deposit Accounts and Securities Accounts). Section 6.14 of the Term Loan Agreement is hereby amended by (a) changing the relevant account number from “24900074” to “899660” and (b) deleting the figure “$10,000,000” therein and substituting in lieu thereof the figure “$5,000,000.”

.17 Section 6.15 (Financial Covenants). The following new Section 6.15 shall be added to the Term Loan Agreement:

“Financial Covenants.

(a) Minimum Adjusted EBITDA. Commencing on September 30, 2009, and as measured at the end of each fiscal quarter thereafter, Parent and its Restricted Subsidiaries shall maintain on a consolidated basis Adjusted EBITDA for the four previous fiscal quarters of not less than $42,000,000. The Borrower shall include on each Compliance Certificate delivered pursuant to Section 5.2(b) reasonable detail showing compliance at the end of the applicable accounting period with the restriction set forth in the preceding sentence. Should Adjusted EBITDA of Parent and its Restricted Subsidiaries as reflected on the Compliance Certificate be greater than or equal to $42,000,000 but less than $50,000,000, from the date of delivery of such Compliance Certificate though the date of delivery of a Compliance Certificate reflecting Adjusted EBITDA of Parent and its Restricted Subsidiaries of at least $50,000,000 for the applicable four-fiscal quarter period (such time period, a “Non-Compliance Period”), (x) the Borrower shall prepay the Loans in an incremental principal amount equal to $250,000 on each scheduled payment date identified on the amortization schedule set forth in Section 2.3 occurring during such Non-Compliance Period (which, for the avoidance of doubt, shall be in addition to any amounts required to be paid pursuant to Section 2.3) and (y) during any such Non-Compliance Period, all outstanding Loans shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to Sections 2.10(a) and 2.10(b) plus 0.50% (such additional amount to be paid in cash on the applicable Interest Payment Date).

(b) Maximum Indebtedness. Commencing on the Third Amendment Effective Date, and at all times thereafter, aggregate Indebtedness of Parent and its Restricted Subsidiaries shall not exceed $270,000,000; provided that (x) any interest which has been paid-in-kind, including with respect to the Second Lien Indebtedness and (y) Indebtedness incurred or assumed under Section 6.2(b)(xii) shall not be included when calculating the aggregate amount of Indebtedness; provided, further, Indebtedness incurred in connection with a refinancing pursuant to Sections 6.2(b)(i) or 6.2(b)(iv) shall not be included when calculating the aggregate amount of Indebtedness outstanding until such refinancing has been effectuated (provided such refinancing is effectuated within 45 days, or such longer period of time as may be determined by the Required Lenders in their sole discretion).

(c) Maximum Capital Expenditures. Parent and its Restricted Subsidiaries shall not make aggregate Capital Expenditures in excess of (x) $18,000,000 during the fiscal year ending December 31, 2009 and (y) $23,000,000 during the fiscal year ending December 31, 2010; provided that any amounts not used in the prior fiscal year shall be carried forward to the next succeeding fiscal year.”

.18 Section 7 (Events of Default). Section 7 of the Term Loan Agreement is hereby amended by (i) deleting the word “or” at the end of clause (j) thereto, (ii) inserting the word “or” immediately after the semicolon in clause (k) thereto, and (iii) inserting a new clause (l) after clause (k) thereto as follows:

“(l) any provision of the Intercreditor Agreement (or the New Intercreditor Agreement, as applicable), at any time for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of the Intercreditor Agreement (or the New Intercreditor Agreement, as applicable); or any Loan Party denies that it has any or further liability or obligation under the Intercreditor Agreement (or the New Intercreditor Agreement, as applicable), or purports to revoke, terminate or rescind any provision of the Intercreditor Agreement (or the New Intercreditor Agreement, as applicable);”

.19 Section 8.3 (Exculpatory Provisions).

.1 Section 8.3 of the Term Loan Agreement is hereby amended by inserting immediately prior to the period at the end of the first sentence thereof the following:

“or, (iii) to the maximum extent not prohibited by law, liable for any special, exemplary, punitive or consequential damages arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby.”

.2 Section 8.3 of the Term Loan Agreement is hereby further amended by inserting the following at the end thereof:

“No provision of this Agreement or any other Loan Document shall require the Agents to expend or risk their own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or the exercise of any of its rights or powers.

The Agents shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

The Agents shall not be required to qualify in any jurisdiction in which they are not presently qualified.

The Agents shall not be responsible for providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in the immediately preceding sentence shall be the responsibility of the Loan Parties.

The Agents shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement or other Loan Documents or (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times.

The Agents’ duties hereunder and under this Agreement or any other Loan Document are administrative only and it may, but shall not be required under any circumstances to exercise discretion in the performance of its duties hereunder or under the Loan Documents.”

.20 Section 8.10 (Authorization to Release Liens and Guarantees). Section 8.10 of the Term Loan Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

“The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.15 and shall not be responsible or liable for relying exclusively on an Officer’s Certificate, unless the Administrative Agent has received an objection to any such release pursuant to Section 9.15 from the Required Lenders.”

.21 Section 9.2 (Notices). Section 9.2 of the Term Loan Agreement is hereby amended by deleting the notice address given therein for the Administrative Agent in its entirety and inserting the following in lieu thereof:

The Administrative Agent:	The Bank of New York Mellon 600 East Las Colinas Blvd. Suite 1300 Irving, TX 75039 Attention: Melinda Valentine/Vice President Telephone: (972) 401-8500 Telecopy: (972) 401-8555

With a copy to (which shall not constitute notice):	McGuire, Craddock & Strother, P.C. 500 North Akard Suite 3550 Dallas, TX 75201 Attention: Jonathan Thalheimer Telephone: (214) 954-6855 Telecopy: (214) 954-6868

.22 Section 9.5 (Payment of Expenses). Section 9.5(d) of the Term Loan Agreement is hereby amended by deleting clause (iv) thereto in its entirety and substituting in lieu thereof the following new clause (iv) prior to the comma:

“(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including, with respect to any Non-Participating Lender, in connection with or arising out of any Permitted Parent Assignment or Permitted Parent Loan Purchase, in each case, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing in this clause (d), collectively, the “Indemnified Liabilities”)”.

.23 Section 9.6 (Successors and Assigns; Participations and Assignments). Section 9.6 of the Term Loan Agreement is hereby amended by inserting the following new clauses (h) and (i) at the end thereof:

“(h) Any Assignor may at any time and from time to time assign to Parent or any of its Affiliates (a “Permitted Parent Assignment”), all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D with such changes as may be necessary or advisable to give effect to this clause (h), executed by such Assignee and Parent or any of its Affiliates and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that the aggregate principal amount of all such assignments to Parent or any of its Affiliates pursuant to this Section 9.6(h) shall not exceed $5,000,000 in the aggregate in any calendar year. Any Loans acquired by a Parent or any of its

Affiliates pursuant to this Section 9.6(h) shall be cancelled and retired immediately upon closing of such assignment (for avoidance of doubt, upon such cancellation or retirement, the Loans so cancelled or retired shall be deemed not to be outstanding and to have no principal amount for any purposes under this Agreement). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement. The Administrative Agent shall not be required to recognize a Permitted Parent Assignment unless it has received a certificate from Parent stating that such assignment is a Permitted Parent Assignment pursuant to this Section 9.6(h). The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying on, such certificate. Notwithstanding anything to the contrary in Section 9.6(e), in connection with any assignment pursuant to this Section 9.6(h), no registration and processing fee shall be payable.

(i) Parent and its Affiliates (collectively, the “Parent Purchaser”) shall be permitted to purchase Loans under this clause (i) (a “Permitted Parent Loan Purchase”) from Lenders at any time and from time to time, in one or more transactions; provided that in connection with any Permitted Parent Loan Purchase the Parent Purchaser must extend such offer to all Lenders to participate in the Permitted Parent Loan Purchase in the manner proscribed in Exhibit J. Any Loans purchased in connection with a Permitted Parent Loan Purchase shall be cancelled and retired immediately upon closing of such Permitted Parent Loan Purchase (for avoidance of doubt, upon such cancellation or retirement, the Loans so cancelled or retired shall be deemed not to be outstanding and to have no principal amount for any purposes under this Agreement). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to the relevant Assignment and Acceptance, the applicable Lender shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement. Notwithstanding anything to the contrary in Section 9.6(e), in connection with any assignment pursuant to this Section 9.6(i), no registration and processing fee shall be payable.”

.24 Section 9.7 (Adjustments; Set-Off). Section 9.7 of the Term Loan Agreement is hereby amended by inserting the following parenthetical “(including in connection with any Permitted Parent Assignment or Permitted Parent Loan Purchase)” immediately after the phrase “Except to the extent that this Agreement provides for payments to be allocated to a particular Lender,” in clause (a) thereto.

.25 Section 9.15 (Release of Collateral and Guarantee Obligations).

.1 Section 9.15 of the Term Loan Agreement is hereby amended by deleting clause (a) thereto in its entirety and inserting the following new clause (a) in lieu thereof:

“(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower pursuant to an Officer’s Certificate (i) setting forth the Collateral being Disposed of in such Disposition or the Person being Disposed of in such Disposition and (ii) stating that the Collateral being Disposed of in such Disposition or the Person being Disposed of in such Disposition is being disposed of in compliance with the terms hereof, the Administrative Agent shall ((i) without being required to give notice to, or obtain the vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement in the case of any Disposition of Collateral whose value, as determined by the Borrower in good faith, is less than $2,500,000, or (ii) after delivery of such Officer’s Certificate to the Lenders and without reasonable objection thereto by the Required Lenders identifying, in reasonable detail, why such Disposition does not comply with the terms of the Term Loan Agreement within 5 Business Days of delivery of such Officer’s Certificate to the

Administrative Agent, in the case of any Disposition of Collateral whose value, as determined by the Borrower in good faith, is $2,500,000 or greater) take such actions as shall be requested to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations and any other obligations under any Loan Document of any Person being Disposed of in such Disposition, without representation, warranty, indemnity or recourse, and at the Borrower’s sole cost and expense, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents. In addition, upon the request of the Borrower pursuant to an Officer’s Certificate delivered in connection with any Lingo Offering (i) setting forth the Lingo Subsidiary being released and (ii) stating that such release is in compliance with the terms hereof, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required or reasonably requested by the Borrower to evidence the release of the Lingo Subsidiary from its guaranty obligations and any other obligations under the Loan Documents without representation, warranty, indemnity or recourse and at the Borrower’s sole cost and expense. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying on, any such Officer’s Certificates.”

.2 Section 9.15 of the Term Loan Agreement is hereby further amended by deleting the first sentence in clause (b) thereto and inserting the following in lieu thereof:

“Notwithstanding anything to the contrary contained herein or any other Loan Document, upon request of the Borrower pursuant to an Officer’s Certificate when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without being required to give notice to, or obtain the vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement, provided that Administrative Agent may prior to any such release obtain confirmation that all such Obligations have been paid in full) take such actions as shall be reasonably required to release its security interest in all Collateral, without representation, warranty, indemnity or recourse, and at the Borrower’s sole cost and expense, and to release all guarantee obligations, without representation, warranty, indemnity or recourse, and at the Borrower’s sole cost and expense under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying on, any such Officer’s Certificates.”

.26 Schedule 6.2(b)(xiii) to this Third Amendment is hereby added to the Term Loan Agreement as new Schedule 6.2(b)(xiii) thereto.

.27 Exhibit J (Permitted Loan Purchase Procedures). The Term Loan Agreement is hereby further amended by inserting the document attached as Exhibit B hereto as a new Exhibit J thereto.

2 Waiver. The Lenders hereby waive any Default or Event of Default resulting from or arising in connection with (a) the Proceedings, (b) the Borrower’s or any Loan Parties’ participation in, or being subject to, the Proceedings, (c) Parent, the Borrower or any of Borrower’s Significant Subsidiaries being generally not able to, or being unable to, or admitting in writing its inability to, pay its debts as they become due, in each case, on or prior to the Third

Amendment Effective Date, (d) the Borrower’s failure to deliver the documents required by Section 5.1(a) of the Term Loan Agreement prior to the Third Amendment Effective Date, (e) the Borrower’s failure to deliver the documents required by Section 5.2(b) of the Term Loan Agreement as in effect prior to the Third Amendment Effective Date, (f) the Borrower’s failure to deliver the documents required by Section 5.2(c) of the Term Loan Agreement as in effect prior to the Third Amendment Effective Date, (g) the failure to pay any annual administrative fees owing to the Existing Agent due in 2009 and (h) any failure to deliver a notice of Default or Event of Default relating to any of the foregoing clauses (a) through (g) or this clause (h).

3 Agency Resignation, Waiver, Consent and Appointment.

.1 As of the Third Amendment Effective Date, (i) the Existing Agent hereby resigns as the Administrative Agent as provided under Section 8.9 (Successor Administrative Agent) of the Term Loan Agreement and shall have no further obligations under the Loan Documents in such capacity; (ii) the Required Lenders hereby appoint The Bank of New York Mellon as successor Administrative Agent under the Term Loan Agreement and the other Loan Documents and waive any notice requirements with respect thereto under the Loan Documents; (iii) Parent, the Borrower and Required Lenders hereby waive any notice requirement provided for under the Loan Documents in respect of such resignation or appointment; (iv) Parent, the Borrower and Required Lenders hereby consent to the appointment of the Successor Agent; (v) The Bank of New York Mellon hereby accepts its appointment as Successor Agent; (vi) the Successor Agent shall bear no responsibility for any actions taken or omitted to be taken by the Existing Agent or that otherwise occurred prior to the Third Amendment Effective Date and (vii) each of the Existing Agent and the Borrower authorizes the Successor Agent to file any Uniform Commercial Code assignments or amendments with respect to the Uniform Commercial Code Financing Statements, mortgages, and other filings in respect of the Collateral as the Successor Agent deems necessary or desirable to evidence the Successor Agent’s succession as Administrative Agent under the Term Loan Agreement and the other Loan Documents and each party hereto agrees to execute any documentation reasonably necessary to evidence such succession; provided that the Existing Agent shall bear no responsibility for any actions taken or omitted to be taken by the Successor Agent under this clause (vii).

.2 The parties hereto hereby confirm that the Successor Agent succeeds to the Term Loan Agreement and becomes vested with all of the rights, powers and duties of the Administrative Agent under each of the Loan Documents, and the Existing Agent is discharged from all of its duties, obligations and responsibilities as the Administrative Agent under the Term Loan Agreement or the other Loan Documents, in each case, as of the Third Amendment Effective Date.

.3 The parties hereto hereby confirm that, as of the Third Amendment Effective Date, all of the provisions of the Term Loan Agreement, including, without limitation, Article 8 (The Agents), Section 9.5 (Payment of Expenses) and Section 8.7 (Indemnification) to the extent they pertain to the Existing Agent, continue in effect for the benefit of the Existing Agent, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them while the Existing Agent was acting as Administrative Agent and inure to the benefit of the Existing Agent.

.4 The Existing Agent hereby assigns to the Successor Agent each of the Liens and security interests assigned to the Existing Agent under the Loan Documents and the Successor Agent hereby assumes all such Liens, for its benefit and for the benefit of the Secured Parties.

.5 On and after the Third Amendment Effective Date, all possessory collateral held by the Existing Agent for the benefit of the Lenders shall be deemed to be held by the Existing Agent as agent and bailee for the Successor Agent for the benefit of the Lenders until such time as such possessory collateral has been delivered to the Successor Agent. Notwithstanding anything herein to the contrary, each Loan Party agrees that all of such Liens granted by any Loan Party, shall in all respects be continuing and in effect and are hereby ratified and reaffirmed by each Loan Party. Without limiting the generality of the foregoing, any reference to the Existing Agent on any publicly filed document, to the extent such filing relates to the liens and security interests in the Collateral assigned hereby and until such filing is modified to reflect the interests of the Successor Agent, shall, with respect to such liens and security interests, constitute a reference to the Existing Agent as collateral representative of the Successor Agent (provided, that the parties hereto agree that the Existing Agent’s role as such collateral representative shall impose no duties, obligations, or liabilities on the Existing Agent, including, without limitation, any duty to take any type of direction regarding any action to be taken against such Collateral, whether such direction comes from the Successor Agent, the Required Lenders, or otherwise and the Existing Agent shall have the full benefit of the protective provisions of Article 8 (The Agents) while serving in such capacity). The Successor Agent agrees to take possession of any possessory collateral delivered to the Successor Agent following the Third Amendment Effective Date upon tender thereof by the Existing Agent.

4 Release of Lehman Commercial Paper Inc. Each of the Borrower and the other Loan Parties hereby unconditionally and irrevocably waive all claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any of them may have or claim to have against Lehman Commercial Paper Inc. (“LCPI”) (in its capacity as Administrative Agent, Collateral Agent, Syndication Agent or Arranger under the Loan Documents) or its agents, employees, officers, affiliates, directors, representatives, attorneys, successors and assigns (collectively, the “Released Parties”) to the extent arising at any time on or before the Third Amendment Effective Date out of or in connection with LCPI’s or Lehman Brothers Inc.’s capacity as Administrative Agent, Collateral Agent or Arranger under the Loan Documents (collectively, the “Claims”). Each of the Borrower and the other Loan Parties further agree forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Released Parties with respect to any and all of the foregoing described waived, released, acquitted and discharged Claims and from exercising any right of recoupment or setoff that it may have under a master netting agreement or otherwise against any Released Party with respect to Obligations under the Loan Documents. Each of the Released Parties shall be a third party beneficiary of this Agreement. Notwithstanding anything herein to the contrary, in no event shall this Section 4 release or be deemed to release LCPI or any other Released Party from any claims, suits, debts, liens, losses, causes of actions, damages, costs or expenses of any kind, character or nature (i) arising under (a) this Third Amendment to the extent arising after the Third Amendment Effective Date or (b) the ISDA Master Agreement (Multicurrency-Cross Border), dated as of October 17, 2007, between Primus Telecommunications Canada Inc. and Lehman Brothers Special Financing Inc., the Schedule thereto and the Credit Support Annex of even date therewith between such parties or the guarantee obligations of Parent with respect thereto or (ii) which any of the Lenders may have or claim to have against LCPI or any of the Released Parties.

5 Conditions to Effectiveness. This Third Amendment shall become effective on and as of the earlier of the effective date of the Plan of Reorganization or the first date following June 30, 2009 (the “Third Amendment Effective Date”) that the following conditions precedent are satisfied:

.1 The Loan Parties shall have entered into control agreements in connection with each deposit account and securities account (as each such term is defined in the Uniform Commercial Code in the State of New York (the “UCC”)) with any bank or securities intermediary in the United States held by such Loan Party (other than those deposit accounts and securities accounts holding cash and investment property in an aggregate amount not exceeding $500,000 and Account No. 899660 maintained at Bank of America, N.A.) giving control (as defined in Article 9 of the UCC) of such accounts to the Successor Agent (“Control Agreements”);

.2 The Required Lenders shall have received an Officer’s Certificate from the chief executive officer of the Borrower certifying (i) the accuracy of the of the information provided in the schedules to the Loan Agreement (except as supplemented by the Schedules attached to this Third Amendment) and the information provided in the Schedules to this Third Amendment, (ii) all the consents, authorizations, licenses and approvals required in the consummation of the Plan of Reorganization and the execution, delivery and performance by the Borrower and the validity against the Borrower of this Third Amendment and the other Loan Documents have been obtained and remain in full force and effect (or no such consents, authorizations, licenses and approvals are required) and (iii) attaching execution copies of each of the Control Agreements required to be entered into and certifying compliance with the requirements of Section 5(a) of this Third Amendment;

.3 The Plan of Reorganization shall have been substantially consummated and shall provide for this Third Amendment to become effective and this Third Amendment shall have been approved by the Bankruptcy Court;

.4 Each of the Loan Parties and the Existing Agent and Successor Agent shall have executed and delivered this Third Amendment;

.5 The Second Lien Indebtedness and the Intercreditor Agreement shall have been amended such that the Second Lien Indebtedness is subordinated in right of payment to the Loans, in substantially the form attached hereto as Exhibit A;

.6 Existing Agent and Successor Agent shall have confirmed in writing that each of the tasks listed on Schedule I attached hereto have been completed; provided that Successor Agent’s confirmation shall not be a representation by Successor Agent as to the accuracy or completeness of the items provided;

.7 The Successor Agent shall have received (i) all promissory notes evidencing Indebtedness, in an amount greater than $100,000 per promissory note, owing by any Subsidiary of the Borrower to Parent, the Borrower or any Subsidiary Guarantor, together with appropriate indorsements with respect thereto, to the extent such promissory notes and indorsements were not delivered to the Administrative Agent on the Closing Date and (ii) all stock certificates representing Capital Stock of its Subsidiaries (to the extent such Capital Stock is certificated) pledged pursuant to the Guarantee and Collateral Agreement;

.8 The Guarantors shall have delivered to the Agent an executed original of Guarantors’ Consent and Agreement attached as Annex A to this Third Amendment; and

.9 The Existing Agent shall have received from the Borrower payment, free and clear of any recoupment or set-off, in immediately available funds of all reasonable costs, expenses, accrued and unpaid fees and other amounts payable to it as the Existing Agent pursuant to the Loan Documents (including reasonable fees and expenses of counsel), set forth on Schedule II hereto, which shall include an estimate of fees and expenses through the Third Amendment Effective Date, in each case to the account specified on Schedule II hereto;

.10 The Successor Agent shall have confirmed in writing that it has received the items set forth on Schedule III hereto; and

.11 The Successor Agent shall have received from the Borrower payment, free and clear of any recoupment or set-off, in immediately available funds all fees and expenses set forth in that Fee Schedule dated December 5, 2008 (including reasonable, documented fees and expenses of counsel).

.12 Prior to the Third Amendment Effective Date, the Borrower shall deliver Schedule 6.2(b)(xiii), which shall be added to the Term Loan Agreement as new Schedule 6.2(b)(xiii) thereto.

6 Representations and Warranties of Agents.

.1 Exiting Agent hereby represents and warrants that it is legally authorized to enter into and has duly executed and delivered this Agreement.

.2 Successor Agent hereby represents and warrants that it is legally authorized to enter into and has duly executed and delivered this Agreement.

7 Representations and Warranties. Parent and the Borrower hereby represent and warrant to the Administrative Agent and each Lender that after giving effect to this Third Amendment:

.1 no Default or Event of Default has occurred and is continuing;

.2 each of the representations and warranties made by the Loan Parties in the Loan Documents (other than those contained in Sections 3.7 (No Default), 3.8 (Ownership of Property; Liens) and 3.20 (Solvency)) are true and correct in all material respects on and as of the Third Amendment Effective Date as though made on the Third Amendment Effective Date (except to the extent that such representations and warranties relate to a specific date);

.3 as of the Third Amendment Effective Date, (x) no Subsidiaries of Parent have been designated, or are currently designated, as Unrestricted Subsidiaries under the Term Loan Agreement and (y) except for Subsidiaries which account for, in the aggregate, 5% or less of the consolidated assets of Parent and its Subsidiaries and 5% or less of the consolidated revenue of Parent and its Subsidiaries, each Domestic Subsidiary of the Borrower is a Subsidiary Guarantor;

.4 except as set forth on Schedule IV attached hereto, which shall be provided by the Borrower prior to the Third Amendment Effective Date, each of Parent, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien other than a Permitted Lien;

.5 subject to Permitted Liens and excluding deposit accounts not required to be subject to control agreements, the Administrative Agent, for the benefit of the Lenders, has a fully perfected first priority Lien on, and security interest in, all right, title or interest of the Loan Parties in the Collateral required to be pledged to the Lenders pursuant to the Loan Documents;

.6 Schedule V, which shall be provided by the Borrower prior to the Third Amendment Effective Date, shall list all deposit accounts or securities accounts held by the Loan Parties and each such deposit account and securities account (other than those deposit accounts and securities accounts holding cash and investment property in an aggregate amount not exceeding $500,000 and Account No. 899660 maintained at Bank of America, N.A.) is subject to Control Agreements;

.7 Schedule VI, which shall be provided by the Borrower prior to the Third Amendment Effective Date, lists as of the last day of the most recently ended month at least 30 days prior to the date hereof, all intercompany accounts receivable, accounts payable and loan balances of the Loan Parties;

.8 all security interests created in favor of the Existing Agent for the benefit of the secured parties as required under the Loan Documents are valid security interests in the Collateral, as security for the Obligations. The Borrower authorizes Successor Agent to file or affect all amendments and assignments reasonably necessary or appropriate to transfer all such security interests to Successor Agent, and the Borrower shall, within 60 days from the date hereof, transfer all insurance policies that are in the name of the Existing Agent to the Successor Agent; and

.9 (x) Schedule III contains a complete list of all possessory Collateral and security filings related to the Collateral delivered to the Existing Agent and (y) the actions described in Schedule VII hereto have been performed prior to the date hereof.

8 Further Assurances.

.1 Without limiting their obligations in any way under any of the Loan Documents, the Borrower reaffirms and acknowledges its obligations to the Successor Agent and the Lenders with respect to the Term Loan Agreement and the other Loan Documents, and that following the Third Amendment Effective Date the delivery of any agreements, instruments or any other document required pursuant to the Loan Documents and any other actions taken or to be taken in accordance with the Loan Documents, shall be to the reasonable satisfaction of Successor Agent notwithstanding whether any of the foregoing was or were previously satisfactory to the Existing Agent.

.2 Each of the Borrower and the Existing Agent agrees that, following the Third Amendment Effective Date, it shall promptly furnish, at the Borrower’s expense, additional releases, amendment or termination statements and such other documents, instruments and agreements as are customary and may be reasonably requested by the Successor Agent in order to effect and evidence more fully the matters covered hereby.

.3 The Borrower shall reimburse the Existing Agent for all reasonable out-of-pocket costs and expenses incurred by the Existing Agent in connection with any actions taken pursuant to this Agreement.

9 Effect of Agreement.

.1 The parties hereto acknowledge that Lehman shall have no obligation to provide any further financial accommodations to or for the benefit of the Borrower or its Affiliates pursuant to the Loan Documents.

.2 As of the Third Amendment Effective Date, the Borrower hereby agrees that any payment to be made pursuant to the Term Loan Agreement, including, without limitation, Section 2.13 (Pro Rata Treatment and Payments) of the Term Loan Agreement, but excluding any payments in connection with any Permitted Parent Assignment or Permitted Parent Loan Purchase, shall be made by wire transfer to the following account for distribution to the Lenders in accordance with the terms of the Loan Documents or to such other account specified in writing by Successor Agent to the Borrower from time to time, with a copy to the Lenders:

Bank Name:
ABA Number:
Account Number:
Reference:
Contact:

10 Payment of Fees and Expenses. The Borrower agrees to pay or reimburse the Lenders for all reasonable and documented expenses, including fees and expenses of counsel, incurred in connection with the preparation, execution and delivery of this Third Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby.

11 Reaffirmation; Limited Effect.

.1 All references to the Term Loan Agreement shall refer to the Term Loan Agreement as amended by this Third Amendment. Except as expressly provided hereby, all of the terms and provisions of the Term Loan Agreement and the other Loan Documents are and shall remain in full force and effect. However, in the event of any inconsistency between the terms of the Term Loan Agreement (as amended by this Third Amendment) and the Guarantee and Collateral Agreement, the terms of the Term Loan Agreement (as amended by this Third Amendment) shall control and the Guarantee and Collateral Agreement shall be deemed to be amended to conform to the terms of the Term Loan Agreement (as amended by this Third Amendment). The amendments, waivers and releases contained herein shall not be construed as a waiver or amendment of any other provision of the Term Loan Agreement or the other Loan Documents or for any purpose except as expressly and specifically set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders. Borrower hereby reaffirms its obligations under the Loan Documents to which it is a party and agrees that all Loan Documents to which it is a party remain in full force and effect and continue to be legal, valid, and binding obligations enforceable in accordance with their terms (as the same are amended by this Third Amendment) except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

.2 Each party hereto hereby agrees that (i) this Third Amendment does not impose on the Existing Agent affirmative obligations or indemnities not already existing, as of the date of its petition commencing its proceeding under Chapter 11 of the Bankruptcy Code, and that could give rise to administrative expense claims, and (ii) this Third Amendment is not inconsistent with the terms of the Term Loan Agreement.

12 GOVERNING LAW; Miscellaneous. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the First Amendment Effective Date.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS HOLDING, INC.

By:
Name:
Title:

Solely with respect to Sections 3, 4, 5, 6, 8, 9 and 10 of this Third Amendment, the undersigned acknowledge and agree as of the date first written above.

LEHMAN COMMERCIAL PAPER INC., as Existing Agent

By:
Name:
Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON, as Successor Agent

By:
Name:
Title:

SCHEDULE I

Existing Agent shall have delivered to Successor Agent each of the following:

a) copies of the Loan Documents and the Intercreditor Agreement existing as of the date hereof, together with all amendments and supplements thereto;

b) a list of all of the Lenders and their respective commitments as of the close of business on the date of this Third Amendment;

c) (i) copies of all of the Existing Agent’s books and records concerning the Loans (including without limitation all of those books and records that evidence the amount of principal, interest and other sums due under the Loan Documents) and (ii) such other information and data as shall be reasonably necessary for the Successor Agent to establish an Intralinks website (or substantially similar electronic transmission system) for purposes of general communications with the parties to the Loan Documents;

d) the Register; and

e) any other documents or items relating to the foregoing to the extent such documents or items are in the possession of the Existing Agent and have been requested by the Successor Agent within 15 days of the Third Amendment Effective Date.

SCHEDULE II

Expenses

Payment in full of the following amounts (in the aggregate, the “Expenses”):

Amount
Costs and Expenses Payable by Borrower (the “Costs and Expenses”):

Costs and Expenses (including legal fees)	$

Wire Transfer Information for the Payoff Amount:

Credit Bank:

ABA#

For Credit To:

Account No.

For Further Credit To:

Account No.

Att:

Ref:

SCHEDULE III

Collateral10

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares
Primus Telecommunications Holding, Inc.	Common	1	100
PRIMUS Telecommunications, Inc.	Common	2	1
Primus Telecommunications of Virginia, Inc.	Common	1	10,000
PRIMUS Telecommunications International, Inc.	Common	2	1
TresCom International, Inc.	Common	3	100
Rockwell Communications Corporation	Common	5	10,000
Least Cost Routing, Inc.	Common	4	10,000
TresCom U.S.A., Inc.	Common	2	100
iPrimus USA, Inc.	Common	2	1
iPRIMUS.com, Inc.	Common	2	1
Primus Telecommunications IHC, Inc.	Common	1	100
PRIMUS Telecom Holdings PTY, Ltd.	Common	3	148,750,001
PRIMUS Telecom Holdings PTY, Ltd.	Common	4	276,250,001
3082833 Nova Scotia	Common	3	820

Pledged Notes:

Issuer	Payee	Principal Amount
336246 Canada, Inc. (aka Primus Telecommunications Canada)	PRIMUS Telecommunications International, Inc.	Canadian Dollars 98,000,000

3082833 Nova Scotia Company	PRIMUS Telecommunications International, Inc.	Canadian Dollars 237,227,000

PRIMUS Telecommunications International, Inc.	Primus Telecommunications Group, Inc.	US Dollars 566,990,000

Hotkey Internet Service Pty	PRIMUS Telecommunications Group, Inc.	As advanced by Payee to Issuer from time to time

Primus Telecommunications (Australia) Pty Ltd	PRIMUS Telecommunications International, Inc.	As advanced by Payee to Issuer from time to time

Primus Telecommunications Pty Ltd	PRIMUS Telecommunications International, Inc.	As advanced by Payee to Issuer from time to time

Primus Telecommunications Pty Ltd	Primus Telecommunications Group, Inc.	As advanced by Payee to Issuer from time to time

Primus Telecommunications (Australia) Pty Ltd	Primus Telecommunications Group, Inc.	As advanced by Payee to Issuer from time to time

Eclipse Telecommunications Pty Ltd	Primus Telecommunications Group, Inc.	As advanced by Payee to Issuer from time to time

[10]	Borrower to confirm.

SCHEDULE IV

Property Subject to Liens other than Permitted Liens

[To be provided by the Borrower prior to the Third Amendment Effective Date]

SCHEDULE V

Deposit Accounts and Securities Accounts

[To be provided by the Borrower prior to the Third Amendment Effective Date]

SCHEDULE VI

Intercompany Receivables, Payables and Loans

[To be provided by the Borrower prior to the Third Amendment Effective Date]

SCHEDULE VII

1. Each Loan Party is party to the Guarantee and Collateral Agreement.

2. To the extent required to be pledged pursuant to the Guarantee and Collateral Agreement, all outstanding equity interests and promissory notes (with appropriate transfer instruments) owned by or on behalf of each Loan Party have been pledged pursuant to the Guarantee and Collateral Agreement.

3. The Guarantee and Collateral Agreement provides authorization to file, register, record or deliver all Uniform Commercial Code financing statements required under the Uniform Commercial Code to create and/or perfect the Liens intended to be created and/or perfected under the Guarantee and Collateral Agreement.

4. Pursuant to the terms of the Term Loan Agreement, no Mortgages are required in connection with any fee interest in real property owned by the Loan Parties.

5. To the extent required pursuant to the Term Loan Agreement and the other Loan Documents, all consents and approvals required to be obtained in connection with the execution and delivery of all Security Documents, the performance of the obligations thereunder and the granting of the Liens thereunder have been obtained.

SCHEDULE 6.2(b)(xiii)

Indebtedness of Parent or any of its Restricted Subsidiaries Outstanding as of the Third Amendment Term

Sheet Effective Date

1.	Loans outstanding under the Term Loan Agreement.

2.	Indebtedness of the New Notes Issuer and the New Notes Guarantors in respect of the New Notes.[1]

3.	$23,369,000 of Borrower’s 5% exchangeable senior notes due June 2010.[2]

4.	$186,000,000 of Borrower’s 8% senior notes due January 2014.[1]

5.	$34,200,000 of Parent’s 3 3/4% convertible senior notes due September 2010.[1]

6.	$14,186,000 of Parent’s 12 3/4% senior notes dues October 2009.[1]

7.	$8,641,000 of Parent’s step-up convertible subordinated debentures due August 2009.[1]

8.	$2,149,434 in connection with Leased Fiber Capacity Agreement by and between Primus Telecom Pty Limited and Optus Networks Pty Limited, due June 2010.

9.	$149,292 Indebtedness of Primus Telecommunications, Inc. owed to the Small Business Association, due February 2015.

[1]	New Notes will be modified pursuant to the Plan to extend their maturity until 2013 and reduce their principal amount to $123,000,000.
[2]	Outstanding amount of Indebtedness to be cancelled in exchange for equity/warrants of Group following consummation of the Plan of Reorganization.

Exhibit A to Third Amendment

[Form of Intercreditor Agreement Amendment]

Exhibit B to Third Amendment

Exhibit J to Term Loan Agreement

Permitted Parent Loan Purchase Procedures

This Exhibit is intended to summarize certain basic terms of the Permitted Parent Loan Purchase procedures pursuant to and in accordance with the terms and conditions of Section 9.6(i) of the Term Loan Agreement, of which this Exhibit is a part. It is not intended to be a definitive list of all of the terms and conditions of a Permitted Parent Loan Purchase, and all such terms and conditions shall be set forth in the applicable offer procedures set for each Permitted Parent Loan Purchase (the “Offer Documents”). The Administrative Agent, or any of its affiliates may tender Return Bids and be a participating Lender on the same terms and conditions set forth in this Exhibit and the applicable Offer Document, and such participation may not be deemed a recommendation to any Lender to submit a Return Bid or to take part in this or any other offer.

Reference is made to the Term Loan Agreement dated as of February 18, 2005 (as amended from time to time, the “Term Loan Agreement”), among Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Parent”), Primus Telecommunications Holding, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Bank of New York Mellon (as successor to Lehman Commercial Paper Inc.), as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not defined herein have the meanings given to such terms in the Loan Agreement.

Summary. Parent and its Affiliates (“Parent Purchaser”) may make one or more offers to purchase Loans from Lenders (each such offer, an “Auction”) (each such purchase, a “Discounted Purchase”) pursuant to the procedures described herein. No Auction may be commenced if any other Auction has been previously commenced and not yet completed, terminated or expired. Separate Auctions may not be commenced on the same day.

Notice Procedures. Parent Purchaser will provide written notice in the form attached hereto as Annex A to the Administrative Agent that the Parent Purchaser desires to purchase Loans (each an “Auction Notice”). Each Auction Notice shall specify:

(i) the maximum principal amount of outstanding Loans the Parent Purchaser is willing to purchase in the Auction (which shall be no less than $250,000 and may be in integral multiples of $250,000 in excess thereof (the “Auction Amount”);

(ii) the range of discounts (the “Discount Range”), expressed as a range of prices per $1,000 of the Loans at issue, equal to a percentage of par of the principal amount of the applicable Loans at which the Parent Purchaser would be willing to purchase Loans in the Auction (i.e. a discount range of 20% to 40% means a discount of 20% to 40% of par and, commensurately, a payment range of 60% (in the case of a 40% discount) to 80% (in the case of a 20% discount) of par);

(iii) whether the Auction with be a Modified Dutch Auction, Dutch Auction or a Variable Price Auction; and

(iv) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended

Exhibit B to Third Amendment

Exhibit J to Term Loan Agreement

(such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Parent Purchaser to the Administrative Agent not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Auction shall be permitted. An Auction shall be regarded as a “Failed Auction” in the event that either (x) the Parent Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Return Bids having been received. In the event of a Failed Auction, the Parent Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures. Each Lender holding Loans wishing to participate in such Auction must by the date and time specified in the Auction Notice provide the Administrative Agent with a written notice of participation in the form attached hereto as Annex B (a “Return Bid”) which shall specify:

(i) a discount to par that must be expressed as a price per $1,000 of Loans (the “Reply Discount”) within the Discount Range (in multiples of $5 per $1,000 principal amount); and

(ii) the principal amount of Loans, in an amount not less than $250,000 and may be in integral multiples of $250,000 in excess thereof (but subject to rounding requirements specified by the Administrative Agent), that such Lender would be willing to offer for purchase at that Reply Discount (the “Reply Amount”).

A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of such Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid, but the sum of any Lender’s bid(s) may not exceed the principal face amount of Loans held by it. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Administrative Agent, the Assignment and Acceptance in the form included in the Offer Document. The Parent and its Affiliates will have no obligation to (and may not) purchase any Loans at a Reply Discount that is outside the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a Reply Discount that is outside such applicable Discount Range be considered in any calculation of the Applicable Discount, if applicable. A Lender failing to submit a Return Bid shall be conclusively deemed to have irrevocably elected not to participate in the Auction.

Modified Dutch Auction Procedures: Identification of Clearing Bid and Determination of the Applicable Discount. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Parent Purchaser, will determine the applicable discount (the “Modified Dutch Auction Applicable Discount”) for the Auction, which will be the Reply Discount at which the Parent Purchaser can complete the Auction by accepting and purchasing the full Auction Amount (or such lesser amount of Loans for which the Parent Purchaser has received Return Bids within the Discount Range). The Modified Dutch Auction Applicable Discount will be determined and computed by adding the Reply Amounts at each Reply Discount within the Discount Range, commencing with the Reply Amounts which are offered at the highest of such Reply Discounts (i.e. a Reply Discount of 20% is higher than a Reply Discount of 19%) and followed by Reply Amounts which are offered at each lesser Reply Discount within the Discount Range in descending order

Exhibit B to Third Amendment

Exhibit J to Term Loan Agreement

towards par until the aggregate principal amount of Loans covered by Return Bids within the Discount Range reaches the Auction Amount or, if less, the aggregate amount of Loans for which the Parent Purchaser has received Return Bids within the Discount Range. No Return Bids will be accepted which specify a Reply Discount less than the Modified Dutch Auction Applicable Discount. The Modified Dutch Auction Applicable Discount so derived shall be applicable for all Lenders who have offered to participate in the Auction and whose Return Bids (including any component bid thereof) specified a Reply Discount equal to or greater than the Modified Dutch Auction Applicable Discount (each a “Qualifying Bid”). If no such Modified Dutch Auction Applicable Discount for the full Auction Amount can be so derived, then the Modified Dutch Auction Applicable Discount for all Reply Amounts shall be the least of the Reply Discounts that is within the Discount Range (i.e. a Reply Discount of 18% is the least of Reply Discounts of 20%, 19% and 18%).

Dutch Auction Procedures: Identification of Clearing Bid and Determination of the Applicable Discount. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Parent Purchaser, will determine the applicable discount (the “Dutch Auction Applicable Discount”) for the Auction, which will be the Reply Discount at which the Parent Purchaser can complete the Auction by accepting and purchasing the full Auction Amount (or such lesser amount of Loans for which the Parent Purchaser has received Return Bids within the Discount Range). The Dutch Auction Applicable Discount will be determined and computed by adding the Reply Amounts at each Reply Discount within the Discount Range, commencing with the Reply Amounts which are offered at the lowest of such Reply Discounts (i.e. a Reply Discount of 19% is lower than a Reply Discount of 20%) and followed by Reply Amounts which are offered at each greater Reply Discount within the Discount Range in ascending order towards par until the aggregate principal amount of Loans covered by Return Bids within the Discount Range reaches the Auction Amount or, if less, the aggregate amount of Loans for which the Parent Purchaser has received Return Bids within the Discount Range. No Return Bids will be accepted which specify a Reply Discount greater than the Dutch Auction Applicable Discount. The Dutch Auction Applicable Discount so derived shall be applicable for all Lenders who have offered to participate in the Auction and whose Return Bids (including any component bid thereof) specified a Reply Discount equal to or less than the Dutch Auction Applicable Discount (each a “Qualifying Bid”). If no such Dutch Auction Applicable Discount for the full Auction Amount can be so derived, then the Dutch Auction Applicable Discount for all Reply Amounts shall be the highest of the Reply Discounts that is within the Discount Range (i.e. a Reply Discount of 20% is the highest of Reply Discounts of 20%, 19% and 18%).

Variable Price Auction Procedures: Determination of the Applicable Discount. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Parent Purchaser, will determine the applicable discount (the “Variable Price Auction Applicable Discount” and, together with the Modified Dutch Auction Applicable Discount and the Dutch Auction Applicable Discount, each an “Applicable Discount”) for the Auction, which shall be, for each Lender submitting a Return Bid, the Reply Discount identified by such Lender. Parent Purchaser shall accept Return Bids (each a “Qualifying Bid”), giving priority to Return Bids with the lowest Reply Discounts, until the full Auction Amount (or such lesser amount of Loans for which the Parent Purchaser has received Return Bids within the Discount Range) has been reached. Return Bids (including any component bid thereof) specifying the lowest Reply Discounts within the Discount Range will be given absolute priority, commencing with the Reply Amounts which are offered at the lowest of such Reply Discounts (i.e. a Reply Discount of 19% is lower than a Reply Discount of 20%) and followed by Reply Amounts which are offered at each higher Reply Discount within the Discount Range in ascending order towards par until the aggregate principal amount of Loans covered by Return Bids within the Discount Range reaches the Auction Amount or, if less, the aggregate amount of Loans for which the Parent Purchaser has received Return Bids within the Discount Range.

Exhibit B to Third Amendment

Exhibit J to Term Loan Agreement

Identification of Accepted Amounts and Acceptance of Bids; Proration. Once the Applicable Discount for each Auction is determined, the Parent Purchaser shall accept Return Bids (including any component bid thereof) (and commensurately identify for purchase those Loans (or the respective portions thereof) (“Qualifying Loans”)) offered by the Lenders whose Return Bids (or component bids thereof) constitute Qualifying Bids, all at the Applicable Discount; provided that if the aggregate principal amount of Qualifying Loans (disregarding any interest and premium, if any, payable thereon) would exceed the Auction Amount, the Parent Purchaser shall accept Return Bids for purchase of Qualifying Loans all at the Applicable Discount based on the respective principal amounts so offered by applying such respective principal amounts (up to the Auction Amount (such amount being referred to as the “Cap Amount”)) sequentially and pro-rata to the aggregate Reply Amounts included in each Qualifying Bid at the level of each Reply Discount within the Discount Range, until the aggregate principal amount of Qualifying Loans reaches the Auction Amount or, if less, the aggregate amount of Loans for which the Parent Purchaser has received Qualifying Bids. Such application shall be made at each level of Reply Discounts without proration unless and until the aggregate amount of Qualifying Loans exceed the Cap Amount, in which case the aggregate Reply Amounts covered by Return Bids (or component bids thereof) specifying Reply Discounts equal to the Applicable Discount shall be pro-rated to the extent necessary so that the aggregate accepted bids do not exceed the Cap Amount.

Notification Procedures. The Administrative Agent will calculate and post the Applicable Discount and proration factor onto an internet site (including IntraLinks or such other electronic workspace reasonably acceptable to the Parent Purchaser) in accordance with the Administrative Agent’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as extended, if applicable). The Administrative Agent will insert the amount of Loans to be assigned and the applicable settlement date onto each applicable Assignment and Acceptance received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Administrative Agent will promptly return any Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Each Discounted Purchase shall be made within five Business Days of the date of determination of the Applicable Discount, without premium or penalty, upon irrevocable notice (each a “Discounted Purchase Notice”), delivered to the Administrative Agent no later than 1:00 P.M. New York City time, three Business Days prior to the date of such Discounted Purchase which notice shall specify the date and amount of the Discounted Purchase and the Applicable Discount; provided that if any Eurodollar Rate Loan is purchased on a date other than the scheduled last day of the Interest Period applicable thereto, the Parent Purchaser shall also pay any amounts owing pursuant to Section 2.16(c) of the Term Loan Agreement. Upon receipt of any Discounted Purchase Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Purchase Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount purchased.

Additional Procedures. Once initiated by an Auction Notice, the Parent Purchaser may withdraw an Auction only in the event that, as of such time, no Return Bid has been received by the Administrative Agent. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Administrative Agent may not be modified, revoked, terminated or cancelled by a Lender.

All questions as to the form of documents and validity and eligibility of Loans that are the subject of an Auction may be determined by the Administrative Agent, in consultation with the Parent Purchaser, and their determination will be final and binding. The Administrative Agent’s interpretation of the terms and conditions of the Offer Document, in consultation with the Parent Purchaser, will be final and binding.

This Exhibit J shall not require the Parent Purchaser to initiate any Auction.

Exhibit B to Third Amendment

Exhibit J to Term Loan Agreement

Form of Auction Notice

Bank of New York Mellon, as Administrative Agent

[Address Line 1]

[Mail Code Information]

[Address Line 2]

Attention:

Telecopier:

Telephone:

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of February 18, 2005 (as amended from time to time, the “Term Loan Agreement”), among Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Parent”), Primus Telecommunications Holding, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”)and Bank of New York Mellon (as successor to Lehman Commercial Paper Inc.), as Administrative Agent. Capitalized terms used herein but not defined herein have the meanings given to such terms in the Term Loan Agreement.

The Parent and/or its Affiliates (the “Parent Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

Loans to be Purchased:

Auction Amount: $

Discount Range: Not less than $         nor greater than $         per $1,000 principal amount of Loans.

The Parent Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the terms of the Auction. The Auction shall be consummated in accordance with the Auction Procedures with each Return Bid due by 1:00 PM (new York City time) on             , 20    _.

Very truly yours,

[PARENT PURCHASER NAME]

By:
Name:
Title:

Form of Return Bid

Bank of New York Mellon, as Administrative Agent

[Address Line 1]

[Mail Code Information]

[Address Line 2]

Attention: Telecopier:

Telephone:

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of February 18, 2005 (as amended from time to time, the “Term Loan Agreement”), among Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Parent”), Primus Telecommunications Holding, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Bank of New York Mellon (as successor to Lehman Commercial Paper Inc.), as Administrative Agent. Capitalized terms used herein but not defined herein have the meanings given to such terms in the Term Loan Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid:13

Reply Discount (price per $1,000)	Reply Amount
US $	US $

US $	US $

US $	US $

The undersigned Lender acknowledges and agrees that (i) Parent and its Affiliates currently may have, and later may come into possession of, information regarding Parent and its Subsidiaries, or the Obligations that is not known to such Lender and that may be material to a decision to enter into a sale transaction (any such information, “Excluded Information”), (ii) such Lender has determined to enter into such transaction notwithstanding its lack of knowledge of the Excluded Information, and (iii) none of Parent, the Borrower nor any of their Affiliates shall have any liability to such selling Lender or its successors or assigns, and such selling Lender to the maximum extent permitted by law waives and releases any claims it may have against Parent, the Borrower and their Affiliates, with respect to the nondisclosure of the Excluded Information, now or in the future.

The undersigned Lender further acknowledges that the submission of this Return Bid obligates the Lender to tender the entirety or its pro-rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

[13]	The Lender may submit up to three component bids but need not submit more than one. The sum of the Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it.

Very truly yours,

[LENDER NAME]]

By:
Name:
Title:

[Lender Notice Address]

Annex A

GUARANTORS’ CONSENT AND AGREEMENT

As an inducement to the Administrative Agent to execute, and in consideration of the Administrative Agent’s execution of, the Third Amendment to the Term Loan Agreement dated as of the Third Amendment Effective Date (the “Third Amendment”), the undersigned hereby consent to the Third Amendment and agree that the Third Amendment shall in no way release, diminish, impair, reduce or otherwise adversely affect the obligations and liabilities of the undersigned under the Guarantee and Collateral Agreement executed by the undersigned in connection with the Term Loan Agreement, or under any Loan Documents, agreements, documents or instruments executed by the undersigned to create liens, security interests or charges to secure any of the Obligations (as defined in the Term Loan Agreement), all of which are and remain in full force and effect. The undersigned further represent and warrant to the Administrative Agent that after giving effect to this Third Amendment (a) no Default or Event of Default has occurred and is continuing; (b) each of the representations and warranties made by the undersigned in the Loan Documents (other than those contained in Sections 3.7 (No Default), 3.8 (Ownership of Property; Liens) and 3.20 (Solvency)) are true and correct in all material respects on and as of the Third Amendment Effective Date as though made on the Third Amendment Effective Date (except to the extent that such representations and warranties relate to a specific date); (c) except as set forth on Schedule IV to the Third Amendment, the undersigned has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien other than a Permitted Lien; (d) subject to Permitted Liens and excluding deposit accounts not required to be subject to control agreements, the Administrative Agent, for the benefit of the Lenders, has a fully perfected first priority Lien on, and security interest in, all right, title or interest of the undersigned in the Collateral required to be pledged by the undersigned to the Lenders pursuant to the Loan Documents; and (e) all security interests created by the undersigned in favor of the Existing Agent for the benefit of the secured parties as required under the Loan Documents are valid security interests in the Collateral, as security for the Obligations. Guarantors hereby irrevocably release the Administrative Agent and the Lenders from any liability for actions or omissions in connection with the Loan Documents prior to the date of the Third Amendment. This Guarantors’ Consent and Agreement shall be binding upon the undersigned and their respective successors and assigns, and shall inure to the benefit of Administrative Agent and its successors and assigns. This Guarantors’ Consent and Agreement may be executed by facsimile and in multiple counterparts, each of which shall constitute a fully executed original.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS, INC.

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS INTERNATIONAL, INC.

By:
Name:
Title:

TRESCOM INTERNATIONAL, INC.

By:
Name:
Title:

TRESCOM U.S.A., INC.

By:
Name:
Title:

LEAST COST ROUTING, INC.

By:
Name:
Title:

iPRIMUS USA, INC.

By:
Name:
Title:

iPRIMUS.COM, INC.

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS IHC, INC.

By:
Name:
Title: